EXHIBIT 10.11


                        INDEPENDENT CONSULTING AGREEMENT

         THIS AGREEMENT is made as of the 9TH day of January, 1997, by and between COMPSCRIPT, INC., which together with its legal successors and assigns is herein referred to as "COMPANY", and GERARD N. ALTIERI, who with his heirs, successors and assigns is herein called "ALTIERI", and RONALD J. RIETH, who with his heirs, successors and assigns is herein called "RIETH", and COMPREHENSIVE FORMULARY MANAGEMENT, INC., or another corporate assignee through which the services of ALTIERI and RIETH are rendered, which together with its legal successors and assigns is herein called "CONSULTANT" (in the event there is no such corporate assignee, ALTIERI and RIETH collectively shall be defined as CONSULTANT). COMPANY, ALTIERI, RIETH and CONSULTANT are herein collectively referred to as the "Parties". MICHAEL CHRISTIE ("Christie") is also executing this Agreement for the limited purposes referred to in Sections 6 through 13(a).

                                   WITNESSETH:

         WHEREAS, COMPANY and ALTIERI and RIETH have entered into an employment agreement on June 1, 1994, wherein each was employed by COMPANY as an executive officer (the "Employment Agreement"); and

         WHEREAS, COMPANY has contracted with Pharmacy Gold, Inc. (or any successor) (hereinafter referred to as "PGI") pursuant to which a significant new block of mail order and related business will be provided to COMPANY by PGI and its affiliates (the "PGI Business"); and

         WHEREAS, COMPANY desires to assure a smooth transition for the PGI Business and, to that end, desires ALTIERI and RIETH to assume a new work relationship with COMPANY to service the PGI Business and otherwise desires to terminate the Employment Agreement; and

         WHEREAS, ALTIERI and RIETH desire to assure retention of the PGI Business with COMPANY and otherwise desire to terminate the Employment Agreement; and

         WHEREAS, CONSULTANT desires to procure new business for the COMPANY;

         WHEREAS, COMPANY further desires to generally utilize certain of the services of ALTIERI and RIETH, and ALTIERI and RIETH are desirous of offering their services, as delineated under Section 11, to COMPANY on an exclusive basis.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises made in this Agreement and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree as follows:

         1. SERVICES. CONSULTANT agrees to perform for COMPANY the Consulting Services specified in Exhibit A.

         2. COMPENSATION. As compensation for CONSULTANT's Consulting Services, COMPANY shall pay CONSULTANT the consulting fees specified in Exhibit A.

         3. CONSULTANT STATUS. It is understood and agreed that CONSULTANT (and any persons employed by CONSULTANT) shall perform the Consulting Services as an independent contractor and not as an employee of COMPANY. COMPANY will make no deductions from any of the payments due to CONSULTANT hereunder for state or federal tax purposes, including, but not limited to, social security, income tax withholding, disability and other payroll tax requirements. CONSULTANT agrees that CONSULTANT shall be personally responsible for any and all taxes and other payments due on payments received by CONSULTANT from COMPANY hereunder. This Agreement shall not be construed as authority from either Party to act for the other Party in any agreement or other capacity or to make commitments of any kind of the account of or on behalf of the other except to the extent and the purposes expressly provided for herein.

         4. TERM. Except as specifically noted otherwise, this Agreement will continue for a term of five (5) years from the date hereof.

         5. EXPENSES.

                  (a) GENERAL EXPENSES. Except as noted in paragraph (b) of this Section 5, CONSULTANT will bear any and all expenses attributable to the rendition of services under this Agreement.

                  (b) CERTAIN EXPENSES TO BE PAID BY COMPANY. The COMPANY agrees to pay Fifty Thousand Dollars ($50,000.00) on the first day of each month for each month from February 1997 through January of 1998. Furthermore, the COMPANY will continue the Fifty Thousand Dollar ($50,000.00) a month payments for an additional year (through January 1999) to the extent that any of the following revenue goals have been met: either (i) as of February 1, 1998, for the immediately proceeding twelve (12) month period, COMPANY gross revenues (less returns, allowances or like adjustments allowed as credits per the underlying PGI contract(s)) attributable to all PGI Business for which CONSULTANT is compensated on Exhibit A are at or above Eight Million Dollars ($8,000,000.00) (the "Targeted Amount"), or (ii) as of February 1, 1998, monthly revenues for the PGI Business have reached a One Million Dollar ($1,000,000.00) per month or greater average run rate for the immediately preceding three (3) month period, or (iii) if by the end of the quarter beginning February 1, 1998 and ending May 1, 1998, the revenue run rate for the PGI business has reached an average of One Million Dollars ($1,000,000.00) per month for such quarter, then COMPANY shall continue such Fifty Thousand Dollar ($50,000.00) a month payments through January 1999. In the event (x) the Targeted Amount is less than Eight Million Dollars ($8,000,000), but greater than Six Million Dollars ($6,000,000), or (y) as of February 1, 1998 monthly revenues have reached a Seven Hundred Fifty-Thousand Dollars ($750,000) per month, but less than One Million Dollars ($1,000,000) per month average run rate for the immediately preceding three (3) month period, or (z) if by the end of the quarter beginning February

1, 1998, and ending May 1, 1998, the revenue run rate for the PGI business has reached an average of less than One Million Dollars ($1,000,000.00) per month but greater than Seven Hundred Fifty Thousand Dollars ($750,000.00) per month for such quarter, then CONSULTANT's payments pursuant to this Section 5(b) shall be reduced to Twenty-Five Thousand Dollars ($25,000) per month for the twelve
(12) month period beginning February, 1998. In the event of (iii) or (z) being the triggering event, Fifty Thousand Dollars ($50,000.00) or Twenty-Five Thousand Dollars ($25,000), respectively per month will also be paid retroactively to February 1, 1998.

         6. PROTECTION OF TRADE SECRETS. CONSULTANT hereby acknowledges that certain "Confidential Information" are valuable trade secrets of COMPANY and CONSULTANT hereby agrees to maintain and to protect them in the strictest confidence. For purposes of this Agreement, "Confidential Information" as described hereinafter includes trade secrets, methodology, schematics, models, business descriptions, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the COMPANY's products, services, business records and plans associated with the COMPANY's operations, product design information, price structure and pricing, discounts, costs, computer programs and listings, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, technical information, know-how, show-how, new product and service development, past, present and future marketing, activities and procedures, method for operating the COMPANY's business, credit and financial data concerning the COMPANY, sales strategies, sales presentations, research information, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly (the "Confidential Information"). Confidential Information shall not only include information which is embodied in written or otherwise recorded form, but it shall also include information which is mental, not physical. Notwithstanding anything herein to the contrary, CONSULTANT shall not be under any restriction in connection with the use of Confidential Information in connection with the performance of services hereunder for the benefit of the Company.

          7. NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION. CONSULTANT acknowledges that it has no rights, title or interest in the Confidential Information. CONSULTANT further agrees during the term of this Agreement and thereafter (a) to receive and hold in trust the Confidential Information obtained directly or constructively from the COMPANY, (b) not to use such Confidential Information for any purpose without the prior consent of the COMPANY, and (c) not to disclose such Confidential Information to anyone without the COMPANY's prior consent.

                  The foregoing obligations not to use or disclose the Confidential Information shall not apply to (a) information which is or becomes generally available to the public, except by breach of this Agreement, (b) information which CONSULTANT can establish by written records was in CONSULTANT's possession at the time of disclosure and was not previously acquired directly or indirectly from the COMPANY, and (c) information was evidenced by CONSULTANT's written records which CONSULTANT received from a third party not obligated to the COMPANY. The foregoing exceptions shall apply only from and after the date that the information becomes available to the public or is disclosed to CONSULTANT by a third party, respectively. Specific Confidential Information shall not be considered to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be considered to be within the foregoing exceptions merely because individual features are in the public domain. If CONSULTANT intends to avail itself of any of the foregoing exceptions, CONSULTANT shall notify the COMPANY in writing of its intention to do so and the basis for claiming the exception.

          8. COVENANT NOT TO EMPLOY. Without the written consent of COMPANY, except for Michael Christie, until CONSULTANT no longer receives compensation under this Agreement, and for a period of one year thereafter at any time or in any manner, CONSULTANT agrees that CONSULTANT will not, either on CONSULTANT's own behalf of, or any behalf of any person, firm, corporation, association, affiliate, entity or organization (collectively "Organization") employ, solicit, divert or otherwise encourage or attempt to solicit, divert or otherwise encourage the employment of any COMPANY employee or agent employed by COMPANY at any time during such period. Christie agrees to the terms and conditions of Sections 6 through 11 hereof, namely, agreeing to protect trade secrets, keep information confidential and not compete as provided in such Sections.

         9. NON-SOLICITATION OF CUSTOMERS OR CLIENTS. Except as permitted under
Section 11 or in performing services under this Agreement, CONSULTANT shall not, until CONSULTANT no longer receives compensation under this Agreement and for a one year period of time thereafter, at any time or in any manner, either directly or indirectly, for the CONSULTANT's own behalf or on behalf of any Organization, directly or indirectly solicit or attempt to solicit any Business (defined below) from any customers or clients of the COMPANY. A "customer" or "client" shall mean any Organization with which the COMPANY and its agents or representatives is receiving revenue from, is in the current process of contracting with or to whom substantive discussions or negotiations have occurred in the last 180 days regardless of whether such Organization was solicited or provided services by the CONSULTANT at any time during the term of this Agreement.

         10. CONSULTANT. CONSULTANT shall take appropriate measures to insure that any of CONSULTANT's employees who assist CONSULTANT in the performance of Consulting Services are competent to do so and that they agree that they will not disclose or inappropriately use Confidential Information per the terms of this Agreement.

         11. NON-COMPETITION AGREEMENT. Until CONSULTANT no longer receives compensation pursuant to this Agreement, including, but not limited to Exhibit A and for a one year period thereafter, with regard to the sale of (i) mail order prescription drug programs, (ii) home IV therapy, (iii) pharmaceutical services to long-term institutional care facilities, (iv) pharmacy benefit management services (as defined below), (v) any product or service of any other pharmaceutical business which product or service contributes revenues equal to 5% or more of COMPANY's gross revenues, in each of such cases (i) through (v) as conducted at the date hereof by any of the COMPANY, Medical Services Corporation and Hytree, Inc. (cases (i) through (v) herein called the

"Business"). CONSULTANT shall not solicit, or directly or intentionally impair, disrupt or interfere with any past, present or prospective contractual relationship, between COMPANY and a customer of COMPANY. For purposes of this Agreement, pharmaceutical benefits management services shall mean (i) electronic claims adjudication; (ii) mail service; (iii) management of and a provision for national retail network drug card program; (iv) contracting with manufacturers to provide rebate formulary management; and (v) clinical programs.

                  During such restricted period CONSULTANT will not individually or in conjunction with others, directly or indirectly engage in any Business, whether as an officer, director, proprietor, employer, partner, independent contractor, investor (except for the ownership of stock in a publicly held corporation not exceeding 5% of the outstanding stock thereof), consultant, advisor, agent or otherwise.

                  Notwithstanding the foregoing, CONSULTANT may engage in the marketing and sale of pharmaceutical benefits management business on behalf of PGI provided that CONSULTANT also markets the COMPANY's mail order prescription drug component with any such business and until CONSULTANT no longer receives compensation pursuant to this Agreement, including, but not limited to Exhibit A and for a one year period thereafter. CONSULTANT shall only place such business with PGI if COMPANY receives and accepts the mail order component thereof, if a mail order component is available in connection with such business. Additionally, during the restricted period, CONSULTANT may engage in the marketing and sale of other Business (other than pharmaceutical benefit management) on behalf of PGI provided that CONSULTANT cause such other Business to be placed with COMPANY if COMPANY receives and accepts such other Business. The COMPANY shall have the absolute right, in its sole discretion to refuse any contracts submitted by CONSULTANT. After such restricted period, CONSULTANT shall be free to place Business with COMPANY, or elsewhere, in CONSULTANT's discretion.

                  COMPANY agrees to devote such time and resources as is reasonably necessary to perform the services called for by customers developed by CONSULTANT hereunder including to maintain and develop the present and future PGI Business. In the event that COMPANY within seventy-five (75) days of a letter of intent or memorandum of understanding for new business between the COMPANY and the prospective customer has signified that it cannot provide mail order or other services due to insufficient resources or capacity, or in the event that COMPANY's mail order or other services to customers developed by CONSULTANT are repeatedly and seriously deficient such that these customers terminate their contracts with the COMPANY due to breaches by the COMPANY of a repeated and material nature, as evidenced by 25% or more of the number of mail order plan participants being terminated (or COMPANY, after all applicable cure remedies have lapsed, being advised that such accounts will be terminated) AND, after all mail service gross revenues have reached a $ 1 million monthly run rate, such mail service revenues to COMPANY decline by 25% or more of the average monthly run rate for the previous three month period, then CONSULTANT shall be permitted to place mail order or other services with other mail order and service providers.

                  The parties further agree that CONSULTANT shall be permitted to assist PGI in connection with other services (other than mail service) where COMPANY has contractually agreed with PGI not to provide such services.

                  If PGI so requests, COMPANY acknowledges that CONSULTANT shall be the exclusive marketing arm for PGI and its affiliates and members so long as CONSULTANT performs in accordance with the terms hereof and after notice and an opportunity to cure in the event of any failure to perform by CONSULTANT hereunder.

         12. REMEDIES.

                  (a) The CONSULTANT acknowledges and agrees that the COMPANY's remedy at law for a breach of any of the provisions of Section 7 (Trade Secrets; Confidentiality), Section 11 (Non-Compete), Section 9 (Non-solicitation of Customers or Clients), Section 8 (Non-solicitation of Employees) would be inadequate and a breach thereof will cause irreparable harm to the COMPANY. In recognition of this fact, in the event of a breach by the CONSULTANT of any of the provisions of the above-referenced Sections, the CONSULTANT agrees that, in addition to any remedy at law available to the COMPANY, including, but not limited to monetary damages, the COMPANY, without posting any bond, shall be entitled to request equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the COMPANY.

                  (b) The CONSULTANT acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Sections 6 through 11 and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the COMPANY. Nothing herein contained shall be construed as prohibiting the COMPANY from pursuing any other remedies available to it for such breach or threatened breach.

         13. CONSULTANT TO TERMINATE. If a contract for which CONSULTANT is receiving compensation pursuant to this Agreement is terminated by a party other than Compscript "for cause" (as defined in such contract) CONSULTANT shall have the right to terminate this Agreement provided that all compensation due CONSULTANT shall immediately terminate and CONSULTANT shall continue to be bound by the provisions of Sections 6 through 11 herewith.

         14. JURISDICTION AND VENUE. This Agreement is signed, executed and consummated in the City of Boca Raton, State of Florida, and Florida's laws shall govern all disputes, controversies and litigation arising hereunder. Venue with respect to any litigation shall be Palm Beach County, Florida.

         15. MISCELLANEOUS.

                  (a) This Agreement constitutes the entire agreement between the Parties and Christie and all prior written or oral negotiations, representations, arrangements and/or agreements between any or all of the Parties or Christie herein are merged into and superseded by this Agreement. The Parties and Christie release each other from any claims, known or unknown, arising prior to the date of this Agreement, including, but not limited to, any and all claims arising out of the Employment Agreement, except as otherwise contemplated by this Agreement.

                  (b) All provisions of this Agreement are severable and no provision hereof shall be affected by the invalidity of any other such provision.

                  (c) No action by one of the Parties and no refusal or neglect of one of the Parties to exercise any right hereunder or to enforce compliance with the terms of this Agreement shall constitute a waiver of any provision herein with respect to any violations, actions or omissions hereunder, unless such waiver is expressed in writing by the waiving party.

                  (d) COMPANY and CONSULTANT shall at reasonable times, upon written request, provide reasonable access to each other during normal business hours for inspection of the books and records relating to the performance of this Agreement as they specifically relate to the compensation addressed in Exhibit A. Such access shall be subject to Section 7.

                  (e) For purposes of this Agreement, the singular includes the plural and VICE-VERSA and the feminine, masculine and neuter include each other.

                  (f) This Agreement may be amended, altered or changed only through a written document signed by the Parties.

                  (g) Each of the corporate parties to this Agreement have received all necessary corporate approval.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

                                    COMPANY:

                                    COMPSCRIPT, INC.

                                    By: /S/ BRIAN A. KAHAN
                                        ---------------------------
                                    Title: PRESIDENT/CEO
                                        ---------------------------

                                    ALTIERI:

                                     /S/ GERARD N. ALTIERI
                                    --------------------------------
                                    Gerard N. Altieri

                                    RIETH:

                                     /S/ RONALD J. RIETH
                                     ------------------------------
                                     Ronald J. Rieth


                                     CONSULTANT:

                                     COMPREHENSIVE FORMULARY
                                     MANAGEMENT, INC.

                                     By: /S/ GERARD N. ALTIERI
                                     ------------------------------
                                     Title: PRESIDENT
                                     ------------------------------

                                     CHRISTIE:

                                     /S/ MICHAEL CHRISTIE
                                     ------------------------------
                                     Michael Christie

                                    EXHIBIT A

                                SCOPE OF SERVICES

         1. CONSULTING SERVICES. CONSULTANT will solicit and develop business for COMPANY, including, but not limited to, the PGI Business. CONSULTANT will provide the COMPANY reasonably detailed monthly reports of CONSULTANT's activities including the status of the PGI Business and new business. CONSULTANT shall devote such time as is reasonably necessary to perform the services hereunder including maintaining and developing the present and future PGI Business.

         2.       COMPENSATION.

                  (a) CONSULTANT shall receive compensation for all business currently under contract between COMPANY and PGI, and from future contracts with PGI and any and all other customers, as a result of CONSULTANT's services for COMPANY under this Agreement.

                  (b) CONSULTANT shall receive commissions for new business on those sales made by the COMPANY which directly and substantially result from services hereunder by the CONSULTANT under contracts approved by the COMPANY in writing.

                  (c) CONSULTANT shall receive a commission (within 30 days of receipt by COMPANY) on gross revenue (less returns, allowances, or like adjustments allowed as credits per the underlying customer contract) earned by COMPANY each and every year from a customer contract referred to in this Exhibit through the term of such customer contract (including renewals) except as otherwise provided in this Agreement as follows:

                           (i) mail order prescription drug programs-- 1% (1/2% on PGI Business for 1997 and 1% thereafter); provided, however, that direct and indirect rebates on such contracts received (and retained) by CONSULTANT will be a credit against such compensation and CONSULTANT will timely notify COMPANY of such retained rebates;

                           (ii) home IV therapy--the COMPANY's standard commission agreement rate unless otherwise negotiated by the Parties;

                           (iii) pharmaceutical services to long-term institutional care facilities --the COMPANY's standard commission agreement rate unless otherwise negotiated by the Parties; and

                           (iv)     other services as may be mutually agreed.

         3. TERMINATION OF COMPENSATION. The payment of compensation to CONSULTANT under this Exhibit shall continue beyond the general five (5) year term of the Agreement and shall terminate in the event of CONSULTANT's breach of the Section 11 non-compete covenants except as otherwise provided in the Agreement.

                                          COMPANY:

                                          COMPSCRIPT, INC.

 /S/ GERARD N. ALTIERI                    By: /S/ BRIAN A. KAHAN
-----------------------------                ------------------------------
Gerard N. Altieri                         Title: PRESIDENT/CEO
                                                 --------------------------


                                          CONSULTANT:

                                          COMPREHENSIVE FORMULARY
                                          MANAGEMENT, INC.

 /S/ RONALD J. RIETH                      By: /S/ GERARD N. ALTIERI
-----------------------------                ------------------------------
Ronald J. Rieth                           Title: PRESIDENT
                                                 --------------------------